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Ra Medical Systems, Inc.

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February 10, 2023

Ra Medical Systems Announces Date of Special Shareholder Meeting

FORT MILL, SC / ACCESSWIRE / February 10, 2023 /Ra Medical Systems (NYSE American:RMED) today announced the date of March 21, 2023 as the date of its special shareholder meeting. Shareholders of record as of February 3, 2023 are entitled to vote at the meeting.

Among other items, shareholders are requested to vote in favor of a previously announced $8 million private financing, and to vote in favor of the conversion of RMED preferred stock into common stock, the majority of which will not be converted until mid-2024, at the earliest. The preferred stock was issued in connection with the acquisition of Catheter Precision, Inc., earlier this year.

About Ra Medical Systems

Ra Medical, and its wholly owned subsidiary Catheter Precision, is an innovative U.S.-based medical device company bringing new solutions to market to improve the treatment of cardiac arrhythmias. It is focused on developing groundbreaking technology for electrophysiology procedures by collaborating with physicians and continuously advancing its products.

CONTACTS:

At the Company

David Jenkins

973-691-2000

mhuck@catheterprecision.com

SOURCE: Ra Medical Systems, Inc.

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https://www.accesswire.com/738909/Ra-Medical-Systems-Announces-Date-of-Special-Shareholder-Meeting